UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2008 (September 24, 2008)

RITE AID CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hunter Lane, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code     (717) 761-2633

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Rite Aid Corporation (the "Company") announced today that, effective as of September 24, 2008, John T. Standley will return to the Company as President and Chief Operating Officer ("COO") and said it had appointed Frank G. Vitrano to the combined role of Senior Executive Vice President, Chief Financial Officer ("CFO") and Chief Administrative Officer ("CAO"). Mr. Standley will assume the role of President from Mary Sammons, who remains Chairman and CEO. As COO, Standley will replace Robert J. Easley, who left the Company, effective as of September 24, 2008. Mr. Vitrano's new role at the Company combines the functions of CFO and CAO.  The outgoing CFO, Kevin Twomey, and the outgoing CAO, Pierre Legault, left the Company, effective as of September 24, 2008.

Both Mssrs. Standley and Vitrano were most recently at Pathmark Stores, Inc., where Mr. Standley was Chief Executive Officer and Board Director from 2005 through 2007. Mr. Vitrano, 53, served in a variety of positions during a 35-year career at Pathmark, where he was most recently President, CFO and Treasurer from 2002 to 2007. Mr. Standley, 45, has intimate knowledge of Rite Aid’s operations gained during six years at the Company between 1999 and 2005, serving as Senior Executive Vice President and Chief Administrative Officer from June 2002 until August 2005, and, in addition, as CFO from January 2004 until August 2005.  During that period, Mr. Standley oversaw the implementation of new financial controls and was integrally involved in the development of the Company’s current information systems, real estate strategy and compliance programs.  He also has served for the past several months in an advisory capacity to the Company.

In connection with his appointment, Mr. Standley has entered into an employment agreement with the Company running for a two year period, to be renewed automatically for additional one-year periods.  Mr. Standley's compensation package includes an annual base salary of $900,000 and he is eligible to earn a target bonus of 125% of his annual base salary at the end of fiscal 2009 based on the Company's achievement of fiscal 2009 bonus plan targets.  The Company has also granted Mr. Standley an option to purchase 3,500,000 shares of the Company's common stock with an exercise price of $0.96 per share, vesting annually in four equal increments, which may be accelerated under certain circumstances.  Mr. Standley will also enter the Company's Executive Equity Plan (the "EEP") which may award a mix of additional options at the closing price of the Company's common stock on the date of grant and other equity and cash incentives (as determined by the Company's Compensation Committee).  Upon the occurrence of a Change in Control of the Company, as defined in Mr. Standley's employment agreement, the option to purchase 3,500,000 shares of common stock, in addition to any options awarded under the EEP, shall immediately vest.  In addition, Mr. Standley's employment agreement also contains certain non-competition provisions as well as severance provisions for compensation in the event of his termination with or without cause, as defined in the agreement.  In the event of termination without cause, Mr. Standley's severance compensation includes payment of an amount equal to two times the sum of his base salary and annual target bonus and immediate vesting of certain of his stock option awards.

Mr. Vitrano has also entered into an employment agreement with the Company running for a two year period, to be renewed automatically for additional one-year periods.  Mr. Vitrano's compensation package includes an annual base salary of $700,000 and he is eligible to earn a target bonus of 110% of his annual base salary at the end of fiscal 2009 based on the Company's achievement of fiscal 2009 bonus plan targets.  The Company has also granted Mr. Vitrano an option to purchase 1,400,000 shares of the Company's common stock with an exercise price of $0.96 per share, vesting annually in four equal increments, which may be accelerated under certain circumstances.  Mr. Vitrano will also enter the Company's EEP which may award a mix of additional options at the closing price of the Company's common stock on the date of grant and other equity and cash incentives (as determined by the Company's Compensation Committee).  Upon the occurrence of a Change in Control of the Company, as defined in Mr. Vitrano's employment agreement, the option to purchase 1,400,000 shares of common stock shall immediately vest.  In addition, Mr. Vitrano's employment agreement also contains certain non-competition provisions as well as severance provisions for compensation in the event of his termination with or without cause, as defined in the agreement.  In the event of termination without cause, Mr. Vitrano's severance compensation includes payment of an amount equal to two times the sum of his base salary and annual target bonus and immediate vesting of certain of his stock option awards.

        On September 30, 2008, Jerry Mark deBruin notified the Company that he is leaving his position as the Company's Executive Vice President, Pharmacy effective immediately. His responsibilities included pharmacy purchasing, pharmacy acquisitions, managed care, government affairs and pharmacy business development, which will report to John Standley, President and COO, until a successor is appointed.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1           Registrant's Press Release, September 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: September 30, 2008	By:	/s/ Robert B. Sari
		Name:	Robert B. Sari
		Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Registrant's Press Release dated September 25, 2008